Exhibit 99.1

Senetek PLC ADSs To Be Delisted from Nasdaq November 10, 2004

Trading To Begin on Over-the-Counter Bulletin Board as SNTK.OB

NAPA, Calif., November 9, 2004 / PRNewswire-FirstCall/ — Senetek PLC (Nasdaq: SNTK -News), www.senetekplc.com., a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, announced today that its American Depositary Shares (“ADSs”) will be delisted from The Nasdaq SmallCap Market as of the opening of business on Wednesday, November 10, 2004. Senetek expects that its ADSs will be immediately eligible to trade on the Over-the-Counter Bulletin Board (OTCBB) and that its quotation symbol on the OTCBB will be “SNTK.OB.”

Senetek also announced that it intends to appeal the delisting decision to Nasdaq’s Listing and Hearing Review Council, although this review will not stay the delisting of the Company’s ADSs on November 10. If the delisting decision is upheld, Senetek will seek either to regain its listing on the Nasdaq SmallCap Market or to list on the American Stock Exchange as soon as the Company achieves eligibility under applicable initial listing standards. Senetek noted that it is continuing to execute its strategic plan with a view towards achieving compliance with applicable listing standards. As part of its strategic plan Senetek is working with its investment banking firm to evaluate a number of strategic acquisitions or business combination transactions including a potential business combination with American Stock Exchange-listed IGI, Inc., for which the Company announced a non-binding letter of intent on October 27, 2004.

The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for over 3,300 securities. OTCBB securities are traded by a community of market makers that enter quotes and trade reports through a computer network. Additional information regarding the OTCBB can be found at http://www.otcbb.com/. Investors should contact their broker for more information about executing trades in common stock on the OTCBB.

Visit Senetek PLC’s Web site at http://www.senetekplc.com.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-Mail: Pknopick@eandecommunications.com

Safe Harbor Disclosure under the 1995 Securities Litigation Reform Act.

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that might imply Senetek’s expectation of successfully executing its business and strategic plans, and realizing an improved financial position adequate to re-list on Nasdaq or on a national stock exchange. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be implied by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2003 However, the Company necessarily can give no assurance that it has identified all of the factors that may result in actual results materially differing from those that might be expressed or implied in any particular forward-looking statement, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.